Exhibit 12a
                STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
                            EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                                  Year Ended December 31,
                                                1999           1998           1997           1996           1995
------------------------------------- --------------- -------------- -------------- -------------- --------------
EARNINGS AVAILABLE FOR
 FIXED CHARGES
  Pre-tax income:
    Income from continuing

      operations per statement
      of income                             $185,567       $169,612       $125,698       $167,351       $128,382
    Federal income taxes                     109,164        105,814         44,916        106,876         91,519
    Federal income taxes charged
      to other income - net                    2,909          3,986         14,807           (784)       (11,967)
    Capitalized interest                      (3,692)        (1,782)          (360)          (600)          (660)
    Undistributed (earnings) or
      losses of less-than-
      fifty-percent-owned
      entities                                    --             --           (608)           460          8,325
------------------------------------- --------------- -------------- -------------- -------------- --------------
Total                                       $293,948       $277,630       $184,453       $273,303       $215,599
------------------------------------- --------------- -------------- -------------- -------------- --------------

  Fixed charges:
    Interest expense                        $160,966       $146,248       $123,543       $122,635       $131,346
    Other interest                             3,692          1,782            360            600            660
    Portion of rentals
      representative of the
      interest factor                          4,575          2,878          3,143          4,187          5,150
------------------------------------- --------------- -------------- -------------- -------------- --------------
Total                                       $169,233       $150,908       $127,046       $127,422       $137,156
------------------------------------- --------------- -------------- -------------- -------------- --------------

  Earnings available for

    combined fixed charges                  $463,181       $428,538       $311,499       $400,725       $352,755
RATIO OF EARNINGS TO
  FIXED CHARGES                                2.74x          2.84x          2.45x          3.14x          2.57x

                                                                     Exhibit 12b

                STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)

                                                            Year Ended December 31,
                                                1999          1998          1997         1996         1995
--------------------------------------- ------------- ------------- ------------- ------------ ------------
EARNINGS AVAILABLE FOR COMBINED
 FIXED CHARGES AND PREFERRED
 DIVIDEND REQUIREMENTS

  Pretax income:
    Income from continuing

      operations per statement
      of income                             $185,567      $169,612      $125,698     $167,351     $128,382
    Federal income taxes                     109,164       105,814        44,916      106,876       91,519
    Federal income taxes charged
      to other income - net                    2,909         3,986        14,807         (784)     (11,967)
Subtotal                                     297,640       279,412       185,421      273,443      207,934
  Capitalized interest                        (3,692)       (1,782)         (360)        (600)        (660)
  Undistributed (earnings) or
    losses of less-than-fifty-
    percent-owned entities                        --            --          (608)         460        8,325
--------------------------------------- ------------- ------------- ------------- ------------ ------------
Total                                       $293,948      $277,630      $184,453     $273,303     $215,599
--------------------------------------- ------------- ------------- ------------- ------------ ------------

  Fixed charges:
    Interest expense                        $160,966      $146,248      $123,543     $122,635     $131,346
    Other interest                             3,692         1,782           360          600          660
    Portion of rentals
      representative of the
      interest factor                          4,575         2,878         3,143        4,187        5,150
--------------------------------------- ------------- ------------- ------------- ------------ ------------
Total                                       $169,233      $150,908      $127,046     $127,422     $137,156
--------------------------------------- ------------- ------------- ------------- ------------ ------------

Earnings available for
  combined fixed charges
  and preferred dividend
  requirements                              $463,181      $428,538      $311,499     $400,725     $352,755

DIVIDEND REQUIREMENT:
  Fixed charges above                       $169,233      $150,908      $127,046     $127,422     $137,156
  Preferred dividend
    requirements below                        17,747        21,421        26,266       36,242       36,693
--------------------------------------- ------------- ------------- ------------- ------------ ------------
Total                                       $186,980      $172,329      $153,312     $163,664     $173,849
--------------------------------------- ------------- ------------- ------------- ------------ ------------

                                                     Year Ended December 31,
                                              1999        1998         1997        1996         1995
--------------------------------------- ----------- ----------- ------------ ----------- ------------
RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  DIVIDEND REQUIREMENTS                       2.48        2.49         2.03        2.45         2.03

COMPUTATION OF PREFERRED
  DIVIDEND REQUIREMENTS:
  (a) Pre-tax income                      $297,640    $279,412    $185, 421    $273,443     $207,934
  (b) Income from continuing
        operations                        $185,567    $169,612     $125,698    $167,351     $128,382
  (c) Ratio of (a) to (b)                   1.6039      1.6474       1.4751      1.6339       1.6197
  (d) Preferred dividends                 $ 11,065    $ 13,003     $ 17,806    $ 22,181     $ 22,654
  Preferred dividend
    requirements

      [(d) multiplied by (c)]             $ 17,747    $ 21,421     $ 26,266    $ 36,242     $ 36,693
